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                                                                 EXHIBIT 3.28(a)

                           ARTICLES OF ORGANIZATION
                                      OF
                          PRN PHYSICIAN RELIANCE, LLC

     The undersigned natural person of the age of eighteen (18) years or more, acting as organizer of a limited liability company under the Texas Limited Liability Company Act, as amended (the "Act"), hereby adopts the following Articles of Organization for the company:

     1.   NAME.  The name of the company is PRN Physician Reliance, LLC.
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     2.   DURATION.  The period of the Company's duration is perpetual.
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     3.   PURPOSE.  The purpose for which the company is organized is the
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transaction of any or all lawful business for which limited liability companies may be organized under the Act.

     4.   REGISTERED OFFICE AND AGENT.  The street address of the initial
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registered office of the company is 5420 LBJ Freeway, Suite 900, Dallas, Texas
75240, and the name of the company's initial registered agent at that address is George P. McGinn.

     5.   MANAGEMENT; INITIAL MEMBER.  The company will not have managers.
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Management of the company is reserved to the company's members. The name and address of the initial member are Physician Reliance Network, Inc., 5420 LBJ Freeway, Suite 900, Dallas, Texas 75240.

     6.   ORGANIZER.  The name and address of the sole organizer are Patricia A.
          ---------
Secchio, 5420 LBJ Freeway, Suite 900, Dallas, Texas 75240.

     IN WITNESS WHEREOF, I have hereunder set my hand this 8/th/ day of June, 1998.


                                                  ______________________________
                                                  Patricia A. Secchio